CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Elite Group, Inc.

We hereby consent to the use in the Registration Statement of Elate Group, Inc. of our report dated March 17, 2022, except for changes related to the restatement described in Note 2 as to which the date is May 27, 2022, relating to the consolidated financial statements of Elate Group, Inc. (the “Company”) as of and for the years ended December 31, 2021 and 2020, which report is contained in the prospectus, which is part of the registration statement.

We also consent to the reference to us under the caption “Experts” in the prospectus.

Macias Gini & O’Connell LLP

Irvine, CA

May 27, 2022